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                                                                      EXHIBIT 99

Greater Bay Bancorp and Peninsula Bank of Commerce
Announce Completion of Merger

December 24, 1997  6:00 AM EST

PALO ALTO, Calif.--(BUSINESS WIRE)--Dec. 24, 1997--David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp (NASDAQ:GBBK), announced that the merger with Peninsula Bank of Commerce (NASDAQ:PEBC) was completed on December 23, 1997.

With the completion of the merger, PEBC has joined Mid-Peninsula Bank and Cupertino National Bank & Trust as wholly owned subsidiaries of GBBK. The subsidiaries will focus on serving the greater Bay Area through their nine combined office locations. The transaction furthers the strategic emphasis of GBBK in becoming the pre-eminent financial services company based in the San Francisco Peninsula markets. The combined company will have total assets in excess of $1.0 billion and equity of over $87 million.

Mr. Kalkbrenner stated that, "We are delighted to welcome PEBC to the GBBK family with the completion of this merger. This business combination will allow GBBK to continue its record of growth by enabling the Banks to further take advantage of the rapidly growing market in the San Francisco Peninsula area."

Mark F. Doiron, President and Chief Executive Officer of PEBC commented, "We have been impressed with the significant benefits that the clients of Mid-Peninsula Bank and Cupertino National Bank & Trust have received from their affiliation with GBBK. We look forward to providing our current and future clients with the same expanded services through our new relationship with GBBK, while maintaining our individual community bank focus."

The terms of the agreement provide for PEBC shareholders to receive .9655 shares of GBBK stock for each share of PEBC in a tax-free exchange. The total value of the GBBK shares exchanged at the current price of $49 per share is $37.4 million or approximately 2.3 times PEBC's fully diluted book value per share. The merger will be accounted for as a "pooling-of-interests."

This news release contains statements which constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), that involve risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, expected cost savings from the merger not being fully realized, revenues following the merger being lower than expected and costs or difficulties related to the integration of the business of Greater Bay Bancorp and Peninsula Bank of Commerce being greater than expected.